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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectuses of American Airlines, Inc. for the registration of $2,500,000,000 of Debt Securities and Pass Through Certificates and the related guaranty by AMR Corporation, and to the incorporation by reference therein of our reports dated January 15, 2002, with respect to the consolidated financial statements and schedule of AMR
Corporation and the consolidated financial statements and schedule of American Airlines, Inc. included in their Annual Reports (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



                                        /s/ ERNST & YOUNG LLP



Dallas, Texas
March 11, 2002